Filed Pursuant to Rule 424(b)(3)
Registration No. 333-227952

PROSPECTUS SUPPLEMENT #2

(To Prospectus dated November 5, 2018)

VERRA MOBILITY CORPORATION

146,381,878 Shares of Class A Common Stock

6,666,666 Warrants to Purchase Class A Common Stock

This prospectus supplement supplements the prospectus dated November 5, 2018 (the “Prospectus”), that forms part of our Registration Statement on Form S-3 (Registration No. 333-227952), relating to (i) the issuance by us of up to 19,999,967 shares of our Class A Common Stock as described in the Prospectus, and (ii) the resale from time to time by the Selling Holders of up to 6,666,666 Private Placement Warrants and 146,381,878 shares of our Class A Common Stock, as described in the Prospectus. Capitalized terms not defined herein have the meanings ascribed to such terms in the Prospectus.

This prospectus supplement includes information to update the Selling Holder table in the Prospectus to reflect the issuance of a portion of the Earn-Out Shares to the Platinum Stockholder.

This prospectus supplement should be read in conjunction with, and it is qualified by reference to, the Prospectus, as supplemented to date, including all information incorporated by reference therein, except to the extent that the information provided by this prospectus supplement modifies and supersedes the information therein. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Our Class A Common Stock and Warrants are traded on the Nasdaq Capital Market under the symbols “VRRM” and “VRRMW,” respectively, though such securities may not continue to be listed, for instance, if there is not a sufficient number of round lot holders.

An investment in our securities involves risks. See the section of the Prospectus entitled “Risk Factors” beginning on page 4 of the Prospectus, and any updates to those risk factors or new risk factors contained in subsequent reports we file with the SEC that are incorporated by reference herein.

We are an “emerging growth company” as defined under the federal securities laws and, as such, we intend to comply with reduced disclosure and regulatory requirements.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 2, 2019.

Selling Holders

On April 30, 2019, pursuant to the Merger Agreement, we issued 2,500,000 Earn-Out Shares to the Platinum Stockholder. The information in the “Shares of Class A Common Stock” table appearing under the heading “Selling Holders” beginning on page 33 of the Prospectus is updated by revising the information relating to the Platinum Stockholder as set forth below.

The percentages in the following table is based on the 158,556,642 shares of Class A Common Stock outstanding as of April 30, 2019.

Shares of Class A Common Stock

	Beneficial Ownership Before the Offering		Shares To Be Sold in the Offering		Beneficial Ownership After the Offering
Name of Selling Holder	Shares	Percent	Shares	Percent	Shares	Percent
PE Greenlight Holdings, LLC (2)	56,239,744	35.47%	56,239,744	35.47%	0	0%

(2)

Does not include up to 7,500,000 Earn-Out Shares that PE Greenlight Holdings, LLC may receive pursuant to the Merger Agreement. The business address of PE Greenlight Holdings, LLC is c/o Platinum Equity Advisors, LLC, 360 North Crescent Drive, South Building, Beverly Hills, California 90210. PE Greenlight Holdings, LLC is owned by Platinum Equity Capital Partners IV, L.P. (“PECP IV”) and Platinum Greenlight Principals, LLC (“PGP”). PECP IV and PGP are ultimately controlled by Platinum Equity, LLC. Tom Gores is the ultimate beneficial owner of Platinum Equity, LLC. Each of the foregoing may therefore be deemed to be a beneficial owner of the shares of our Class A Common Stock held by PE Greenlight Holdings, LLC. Mr. Gores disclaims beneficial ownership of the shares of our Class A Common Stock held by PE Greenlight Holdings, LLC, except to the extent of any pecuniary interest therein. Mr. Gores is the brother of Alec Gores, the Company’s former chairman.